As filed with the Securities and Exchange Commission on May 16, 2005

Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

STEWART INFORMATION SERVICES CORPORATION

(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	74-1677330 (I.R.S. Employer Identification No.)

1980 Post Oak Boulevard Houston, Texas (Address of Principal Executive Offices)	77056 (Zip Code)

Stewart Information Services Corporation

2005 Long-Term Incentive Plan

(Full title of the plan)

Max Crisp
1980 Post Oak Boulevard
Houston, Texas 77056
(Name and address of agent for service)

(713) 625-8100
(Telephone number, including area code, of agent for service)

With Copy to:

Fulbright & Jaworski L.L.P.
1301 McKinney, Suite 5100
Houston, Texas 77010
(713) 651-5100
Attention: John A. Watson

CALCULATION OF REGISTRATION FEE

		Proposed	Proposed maximum
Title of securities	Amount to	maximum offering	aggregate offering	Amount of
to be registered	be registered	price per unit(2)	price(2)	registration fee
Common Stock $1.00 par value	1,360,000 shares(1)	$35.37	$48,103,200	$5,661.75

(1)	There are also registered hereby such indeterminate number of shares of Common Stock as may become issuable by reason of the anti-dilution provisions of the 2005 Long-Term Incentive Plan.

(2)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(h) under the Securities Act of 1933 and based upon the average of the high and low sales price of a share of Common Stock on the New York Stock Exchange on May 12, 2005.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference

      The following documents are hereby incorporated by reference in this Registration Statement:

      1. The Registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 2004;

      2. The Registrant’s Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2005, as amended by the Registrant’s Form 10-Q/A filed May 10, 2005; and

      3. The description of the Registrant’s common stock, $1.00 par value (the “Common Stock”), contained in a registration statement on Form 8-A filed pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”), including any amendment or report filed for the purpose of updating such description.

            All documents filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934 (other than Current Reports furnished under Items 2.02 or 7.01 of Form 8-K) subsequent to the filing hereof and prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing such documents.

Item 4. Description of Securities

      Not Applicable.

Item 5. Interests of Named Experts and Counsel

      None.

Item 6. Indemnification of Directors and Officers

            Section 145 of the General Corporation Law of the State of Delaware provides that a corporation shall have the power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that he is or was a director or officer, employee or agent of the corporation, or is or was serving at the request of the corporation as director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful; except that, in the case of an action or suit by or in the right of the corporation, no indemnification may be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine that such person is fairly and reasonably entitled to indemnity for proper expenses.

            Delaware corporations are also authorized to obtain insurance to protect officers and directors from certain liabilities, including liabilities against which the corporation cannot indemnify its directors and officers. The Registrant currently has in effect a directors’ and officers’ liability insurance policy providing coverage for each director and officer in his capacity as such.

            Article Eleventh of the Registrant’s Certificate of Incorporation provides that no director of the Registrant will be personally liable to the Registrant or its stockholders for monetary damages for breach of fiduciary duty by such director as a director; provided, however, that such article will not eliminate or limit the liability of a director to the extent provided by applicable law (i) for any breach of the director’s duty of loyalty to the Registrant or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of the law, (iii) under Section 174 of the General Corporation Law of the State of Delaware (the “GCL”) or (iv) for any transaction from which the director derived an improper personal benefit. The effect of this provision is to eliminate the personal liability of a director to the Registrant and its stockholders for monetary damages for breach of his fiduciary duty as a director to the extent allowed under the GCL.

            If a director were to breach such duty in performing his duties as a director, neither the Registrant nor the stockholders could recover monetary damages from the director, and the only course of action available to the Registrant’s stockholders would be equitable remedies such as an action to enjoin or rescind a transaction involving a breach of fiduciary duty. To the extent certain claims against directors are limited to equitable remedies, Article Fourteenth of the Registrant’s Certificate of Incorporation may reduce the likelihood of derivative litigation and may discourage stockholders or management from initiating litigation against directors for breach of their fiduciary duty. Additionally, equitable remedies may not be effective in many situations. If a stockholder’s only remedy is to enjoin completion of the action of the Board of Directors of the Registrant, this remedy would be ineffective if the stockholder does not become aware of a transaction until after it has been completed. In such a situation, it is possible that the stockholders and the Registrant would not have an effective remedy against the director. The Registrant’s bylaws provide for the indemnification of directors, officers, employees or agents of the Registrant to the fullest extent permitted under Delaware law.

Item 7. Exemption from Registration Claimed

      Not applicable.

Item 8. Exhibits

4.1*	-	Stewart Information Services Corporation 2005 Long-Term Incentive Plan.

5.1*	-	Opinion of Fulbright & Jaworski L.L.P.

23.1*	-	Consent of Fulbright & Jaworski L.L.P. (included in Exhibit 5.1).

23.2*	-	Consent of Independent Registered Public Accounting Firm, including consent to incorporation by reference of their reports into previously filed Securities Act registration statements

24.1*	-	Powers of Attorney from certain members of the Board of Directors of the Company (contained on page II-4).

*	Filed herewith.

Item 9. Undertakings

      The undersigned Registrant hereby undertakes:

      (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

            (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

            (ii) To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment hereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar volume of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Securities and Exchange Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

      Provided, however, that paragraphs (1) (i) and (1) (ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Securities and Exchange Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this Registration Statement.

      (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

      (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

      The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

      Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

SIGNATURES

      Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Houston, State of Texas, on May 16, 2005.

STEWART INFORMATION SERVICES CORPORATION

By:	/s/ Max Crisp
	Name:	Max Crisp
	Title:	Executive Vice President and Chief Financial Officer, Secretary-Treasurer, Director and Principal Financial Officer

POWER OF ATTORNEY

      KNOW ALL MEN BY THESE PRESENTS, that each individual whose signature appears below constitutes and appoints Max Crisp, Michael B. Skalka, Sue Pizzitola, or any of them, his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same and all exhibits thereto, and all documents in connection therewith, with the Securities and Exchange Commission, granting said attorney-in-fact and agent, and any of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or any of them, or his or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

      Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

(Robert L. Clarke)	Director	May ___, 2005
/s/ MAX CRISP (Max Crisp)	Director, Principal Financial Officer and Principal Accounting Officer	May 16, 2005
/s/ NITA HANKS (Nita Hanks)	Director	May 16, 2005
(Paul Hobby)	Director	May ___, 2005
/s/ E. DOUGLAS HODO (E. Douglas Hodo)	Director	May 16, 2005
(Laurie C. Moore)	Director	May ___, 2005

/s/ MALCOLM S. MORRIS (Malcolm S. Morris)	Director and Co-Chief Executive Officer	May 16, 2005
/s/ STEWART MORRIS, JR. (Stewart Morris, Jr.)	Director and Co-Chief Executive Officer	May 16, 2005
(W. Arthur Porter)	Director	May ___, 2005

INDEX TO EXHIBITS

Exhibit
Number	Description of Exhibits

4.1	Stewart Information Services Corporation 2005 Long-Term Incentive Plan.

5.1	Opinion of Fulbright & Jaworski L.L.P.

23.1	Consent of Fulbright & Jaworski L.L.P. (included in Exhibit 5.1).

23.2	Consent of Independent Registered Public Accounting Firm, including consent to incorporation by reference of their reports into previously filed Securities Act registration statements

24.1	Powers of Attorney from certain members of the Board of Directors of the Company (contained on page II-4).